Exhibit 10.3

[LOGO APPEARS HERE]

March 25, 2004

Ms. Deborah A. Deputat

4 Westridge Drive

Hampton, NH 03842

Dear Deb:

I am very pleased to offer you the opportunity to work as an employee at-will of MatrixOne as Senior Vice President, Human Resources reporting to me. Your starting salary for this exempt position will be $7,116.00 bi-weekly (26 pay periods), which is equivalent to $185,000.00 per year. Your start date will be May 4, 2004. You will be working from our Westford office.

In addition to your base salary, you will be eligible to participate in the MatrixOne Executive Incentive Compensation Plan that is valued at approximately $55,000.00 on an annual basis beginning July 1, 2004. Annual incentive compensation is awarded for the achievement of company and individual objectives. The full details covering this Plan will be outlined for you shortly after the start of your employment. Eligibility to participate in this Plan will begin at the start of the new fiscal year in July, 2004.

You will also be granted 175,000 stock options in addition to the above compensation. Please note that the option grant is subject to the approval of the Board of Directors. The options will vest quarterly and will be 100% vested at the completion of a four-year period.

MatrixOne, Inc. offers a comprehensive insurance program designed to provide protection for its employees and their families. The package includes Basic Life, Accidental Death and Dismemberment, Medical, Dental, Vision, Short and Long Term Disability. In addition, the Company also provides a 401(K) Retirement Savings Plan and a Stock Purchase Plan, and will provide four weeks paid vacation within your first year of employment.

Per our discussion you will receive a Change in Control Agreement under separate cover.

As a condition of this offer, you will be required to read and acknowledge the enclosed Employee Secrecy, Invention and Non-Compete Agreement. By signing this document you agree that your employment shall not cause you to use, distribute or in any other way disclose confidential or proprietary information or material from your employer or any third party.

You will also be required to provide documentation to verify you employment eligibility in the United States. Enclosed please find a list of acceptable documents you will need to have with you on your first day of employment.

MatrixOne, Inc.

210 Littleton Road Westford, MA 01886 Tel: 978-589-4000 Fax: 978-589-5700

www.matrixone.com

[LOGO APPEARS HERE]

Letter to Deborah Deputat

March 25, 2004

Deb, it is a pleasure to welcome you to the MatrixOne team. If in agreement with this offer, please sign the original and return it with the Employee Secrecy/Non-Compete Agreement and the Application for Employment to my assistant, Gayle Crosby. Or, if you wish, you may also fax your signed offer letter to our confidential fax at (978) 589-5701. Please do not hesitate to contact me at (978) 589-4100 if you have any questions regarding this offer.

Sincerely,

/s/ Mark F. O’Connell
Mark F. O’Connell
President & Chief Executive Officer

MFO:gmc

Enclosures

Offer accepted by: /s/ Deborah A. Deputat	03/26/04
Date